Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	12/31/2022	9/30/2022	12/31/2021	Commentary
Scheduled CD maturities for subsequent quarter	$311,315	$198,908	$204,797
Average rate scheduled CD maturities for subsequent quarter	1.70%	0.96%	0.85%
Loan rate, Qtr-End	5.41%	4.87%	4.02%
Cost of total deposits, Qtr-End	1.66%	0.50%	0.20%
Cost of interest-bearing DDAs, Qtr-End	2.39%	0.85%	0.24%
Cost of interest-bearing deposits, Qtr-End	2.32%	0.75%	0.32%
Noninterest bearing DDA balances, Qtr-End	$3,321,347	$3,661,936	$4,799,767
Reserve for unfunded commitments, Qtr-End	$575	$1,929	$1,300
Credit card spend QTD	$262,684	$274,517	$223,000
Credit card net income QTD	$2,261	$2,612	$2,200
Merchant services fees QTD	$490	$468	$376
Mortgage banking income QTD	$514	$784	$471
FDIC insurance QTD	$1,075	$975	$800
Write down tax credit investment QTD	$2,499	$2,499	$6,049	The write down of our tax credit investment increased non-interest expenses by $2.5 million during the 4th quarter 2022, but was offset by an income tax reduction of $3.4 million.
Salaries & employee benefits QTD	$19,230	$19,687	$17,303
Other operating expense	$4,957	$10,613	$11,417
Other operating expense decreased $5.7 million on a linked-quarter basis. Third quarter activity includes preliminary settlement of litigation and a write down of a private investment resulting in charges of $3.1 million. Our reserve for credit losses on unfunded loan commitments decreased by $1.4 million in the fourth quarter of 2022.

Third party processing and other services QTD	$8,170	$7,123	$4,856
Equipment and occupancy expense QTD	$3,263	$3,140	$2,910
Business meals QTD	$461	$259	$276
Earnings retention YTD	79%	79%	79%
Number of employees	580	567	509
QTD tax rate	19.49%	17.14%	12.70%
YTD tax rate	18.56%	18.28%	18.00%